As filed with the Securities and Exchange Commission on July 11, 2012

 Registration No. ______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

ALCO STORES, INC.
(Exact name of registrant as specified in its charter)
___________

Kansas	48-0201080
(State of Incorporation)	(I.R.S. Employer Identification No.)

401 Cottage Street
Abilene, Kansas 67410
(785) 263-3350
(Address and telephone number of principal executive offices)
____________

ALCO Stores, Inc.
2012 Equity Incentive Plan
(Full Title of Plan)
___________
Richard E. Wilson
ALCO Stores, Inc.
401 Cottage Street
Abilene, Kansas 67410
(785) 263-3350
(Name, address and telephone number of registrant’s agent for service)
___________
with copies to:
Brett C. Bogan, Esq.
Lathrop & Gage LLP
10851 Mastin Boulevard, Suite 1000
Overland Park, Kansas 66210
(913) 451-5100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer,"  "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐
Accelerated filer ☐
Non-accelerated filer ☐   (Do not check if smaller reporting company)
Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock issuable under the 2012 Equity Incentive Plan	500,000	$8.74(3)	$4,370,000(3)	$500.81

(1)	Includes associated rights (the “Rights”) to purchase the registrant’s common stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under stock options granted by the registrant under the ALCO Stores, Inc. 2012 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effective without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)
Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee, and are based upon the average of the closing price of the registrant’s common stock as reported on the NASDAQ National Market on June 29, 2012, which was $8.74 per share.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this registration statement. This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of common stock, par value $0.0001 per share (the “Common Stock”), of ALCO Stores, Inc. (the “Company”) pursuant to the ALCO Stores, Inc. 2012 Equity Incentive Plan (the “Plan”). On June 27, 2012, the Company's stockholders approved the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 (or its successor) or Results of Operations and Financial Condition disclosure furnished under Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K); and (iii) the description of the Company's common stock set forth in the Company's Registration Statement on Form S-1 relating thereto, including any amendment or report filed for the purpose of updating such description.  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates all securities offered have been sold or which deregisters all securities then remaining unsold (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 (or its successor) or Results of Operations and Financial Condition disclosure furnished under Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 17-6002 (a)(8) of the Kansas General Corporation Code provides that a Kansas corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.  The Company's restated and amended certificate of incorporation contains a provision, as permitted by Section 17-6002 of the Kansas General Corporation Code, that eliminates the Company's and its stockholders' rights (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above.  The limitations described above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Under Section 17-6303 of the Kansas General Corporation Code, a Kansas corporation has the power, under specified circumstances to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, because they were or are directors, officers, employees or agents of the Company, against expenses, judgments and other amounts incurred in any such action, suit or proceeding.

The Company’s bylaws  provide that the Company, to the fullest extent permitted by law, shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding or by any other person, governmental authority or instrumentality, whether civil, criminal, administrative, or investigative (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, (a) is or was a director or officer of the Company, or (b) while a director or officer of the Company, is or was serving at the request of the Company, or subsidiary of the Company, as a director, officer, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Company) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the Company or in any other capacity while serving as a director, officer, employee, trustee or agent at the request of the Company, against all losses, expenses (including, without limitation, attorney fees and other fees and disbursements), liabilities, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred (collectively, “Expenses”) by the Indemnitee in connection with such Proceeding; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Company shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the Board of Directors; provided, however, that this prohibition shall not apply to indemnification or reimbursement limited to and arising out of any counter-claim, cross-claim or third-party claim brought against an Indemnitee in any Proceeding.

The indemnification provided by the Company's bylaws is not exclusive of any other rights to which those indemnified may be entitled under the Company’s articles of incorporation, under any other of the Company’s bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, and will not limit in any way any right which the Company may have to provide different or further indemnification benefits with the respect to the same or different persons or classes of persons.

The Company has purchased directors’ and officers’ liability insurance coverage.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1
Articles of Incorporation of ALCO Stores, Inc. amended as of June 13, 1994 and restated solely for filing with the Securities and Exchange Commission (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal year ended August 1, 2004 and incorporated herein by reference).

4.2
Certificate of Amendment to the Articles of Incorporation (filed as Exhibit 3(b) to ALCO Stores, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 29, 1995, and incorporated herein by reference).

4.3	Certificate of Amendment to the Articles of Incorporation (filed as Exhibit 99.1 to ALCO Stores, Inc. Current Report on Form 8-K filed on June 29, 2012 and hereby incorporated herein by reference).

4.4	Amended and Restated Bylaws (filed as Exhibit 99.2 to ALCO Stores, Inc.’s Current Report on Form 8-K filed on June 27, 2011 and hereby incorporated herein by reference).

4.5	Specimen Common Stock Certificates (filed as Exhibit 4.1 to ALCO Stores, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2008 and incorporated herein by reference).

*4.7	ALCO Stores, Inc. 2012 Equity Incentive Plan.

*5.1	Opinion of Lathrop & Gage LLP.

*23.1	Consent of Independent Registered Public Accounting Firm.

*23.2	Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

*24.1	Powers of Attorney executed by officers and directors of ALCO Stores, Inc., who have signed the Registration Statement.

*           Filed Herewith

Item 9.  Undertakings.

(a)           The undersigned Company undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Abilene, Kansas, on the 11th day of July, 2012.

ALCO STORES, INC.

By: /s/ Richard E. Wilson
Name: Richard E. Wilson
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Wayne Peterson Wayne Peterson Executive Vice President – Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2012
/s/ Royce Winsten Royce Winsten Director	July 11, 2012
/s/ Richard E. Wilson Richard E. Wilson Director	July 11, 2012
/s/ Lolan C. Mackey Lolan C. Mackey Director	July 11, 2012
/s/ Dennis E. Logue Dennis E. Logue Director	July 11, 2012
/s/ Terrence M. Babilla Terrence M. Babilla Director	July 11, 2012

Brett C. Bogan, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above referenced directors and officers of ALCO Stores, Inc. pursuant to powers of attorney executed by each of such persons and filed herewith as Exhibit 24.1.

By /s/ Brett C. Bogan Brett C. Bogan	July 11, 2012

EXHIBIT INDEX

4.1
Articles of Incorporation of ALCO Stores, Inc. amended as of June 13, 1994 and restated solely for filing with the Securities and Exchange Commission (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal year ended August 1, 2004 and incorporated herein by reference).

4.2
Certificate of Amendment to the Articles of Incorporation (filed as Exhibit 3(b) to ALCO Stores, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 29, 1995, and incorporated herein by reference).

4.3	Certificate of Amendment to the Articles of Incorporation (filed as Exhibit 99.1 to ALCO Stores, Inc. Current Report on Form 8-K filed on June 29, 2012 and hereby incorporated herein by reference).

4.4	Amended and Restated Bylaws (filed as Exhibit 99.2 to ALCO Stores, Inc.’s Current Report on Form 8-K filed on June 27, 2011 and hereby incorporated herein by reference).

4.5	Specimen Common Stock Certificates (filed as Exhibit 4.1 to ALCO Stores, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2008 and incorporated herein by reference).

*4.7	ALCO Stores, Inc. 2012 Equity Incentive Plan.

*5.1	Opinion of Lathrop & Gage LLP.

*23.1	Consent of Independent Registered Public Accounting Firm.

*23.2	Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

*24.1	Powers of Attorney executed by officers and directors of ALCO Stores, Inc., who have signed the Registration Statement.

*           Filed Herewith

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